                                                                    EXHIBIT 12.1

                       THE BANK OF NEW YORK COMPANY, INC.
  RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                           FOR THE SIX
                           MONTHS ENDED  FOR THE YEARS ENDED DECEMBER 31,
                             JUNE 30,   --------------------------------------
                               1995      1994    1993    1992    1991    1990
                           ------------ ------  ------  ------  ------  ------
                                        (DOLLARS IN MILLIONS)
EARNINGS
Income Before Income
 Taxes...................     $  710    $1,198  $  886  $  588  $  208  $  430
Fixed Charges, Excluding
 Interest on Deposits....        296       436     340     346     378     816
                              ------    ------  ------  ------  ------  ------
Income Before Income
 Taxes and Fixed Charges,
 Excluding Interest on
 Deposits................      1,006     1,634   1,226     934     586   1,246
Interest on Deposits.....        643       842     701   1,005   1,794   2,489
                              ------    ------  ------  ------  ------  ------
Income Before Income
 Taxes and Fixed Charges,
 Including Interest on
 Deposits................     $1,649    $2,476  $1,927  $1,939  $2,380  $3,735
                              ======    ======  ======  ======  ======  ======
FIXED CHARGES
Interest Expense,
 Excluding Interest on
 Deposits................     $  279    $  403  $  305  $  315  $  346  $  782
One-Third Net Rental
 Expense*................         17        33      35      31      32      34
                              ------    ------  ------  ------  ------  ------
Total Fixed Charges,
 Excluding Interest on
 Deposits................        296       436     340     346     378     816
Interest on Deposits.....        643       842     701   1,005   1,794   2,489
                              ------    ------  ------  ------  ------  ------
Total Fixed Charges,
 Including Interest on
 Deposits................     $  939    $1,278  $1,041  $1,351  $2,172  $3,305
                              ======    ======  ======  ======  ======  ======
PREFERRED STOCK
 DIVIDENDS, PRE-TAX
 BASIS...................     $    8    $   21  $   40  $   50  $   51  $   47
                              ======    ======  ======  ======  ======  ======
EARNINGS TO FIXED CHARGES
 RATIOS
Excluding Interest on
 Deposits................       3.40x     3.75x   3.61x   2.70x   1.55x   1.53x
Including Interest on
 Deposits................       1.76      1.94    1.85    1.44    1.10    1.13
EARNINGS TO COMBINED
 FIXED CHARGES AND
 PREFERRED STOCK
 DIVIDENDS RATIOS
Excluding Interest on
 Deposits................       3.31      3.58    3.23    2.36    1.37    1.44
Including Interest on
 Deposits................       1.74      1.91    1.78    1.38    1.07    1.11

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 *The proportion deemed representative of the interest factor.